Exhibit 10.22

AGREEMENT AND PLAN OF REORGANIZATION

 THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of this 22nd day of January, 2003, by and between FIRST GEORGIA HOLDING, INC., a Georgia business corporation (hereinafter “First Georgia” and, unless the context otherwise requires, the term “First Georgia” shall include First Georgia Holding, Inc. and First Georgia Bank, a Georgia bank) and UNITED COMMUNITY BANKS, INC., a Georgia business corporation (hereinafter “United ” and, unless the context otherwise requires, the term “United” shall include its subsidiaries).

R E C I T A L S:

WHEREAS, the respective boards of directors of First Georgia and United deem it advisable and in the best interests of each such entity and their respective shareholders that First Georgia merge with United (the “Merger”), with United being the surviving corporation and with each of the issued and outstanding shares of common stock, $1.00 par value per share, of First Georgia (“First Georgia Stock”) being converted into 0.1519 shares of the authorized common stock, $1.00 par value per share, of United (“United Stock”) and $1.65 in cash, all upon the terms and conditions hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the “Merger Agreement”);

WHEREAS, the respective boards of directors of First Georgia and United deem it advisable and in the best interests of each such entity and their respective shareholders that First Georgia Bank merge with United’s Georgia banking subsidiary, United Community Bank (“UCB Georgia”), with UCB Georgia being the surviving bank (the “Bank Merger”), all upon the terms hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit B and incorporated herein by reference (the “Bank Merger Agreement”); and

WHEREAS, the boards of directors of the respective entities believe that the merger of First Georgia and United and their subsidiary banks and the synergies produced thereby will enhance and strengthen the franchises and future prospects of both companies and banks;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CLOSING

The transactions contemplated herein shall be consummated (the “Closing”) at the offices of Kilpatrick Stockton LLP, Suite 2800, 1100 Peachtree Street, Atlanta, Georgia, on the first business day following receipt of all approvals from any governmental authorities having jurisdiction over the transactions contemplated by this Agreement, the Merger Agreement and the Bank Merger Agreement, and the expiration of any waiting or similar period required by applicable law (the “Closing Date”), or at such other time and place as may be mutually satisfactory to the parties hereto.

ARTICLE II

MERGER

Pursuant to the terms and conditions provided herein, on the Closing Date First Georgia shall be merged with and into United in accordance with and in the manner set forth in the Merger Agreement, and First Georgia Bank shall be merged with and into UCB Georgia in accordance with and in the manner set forth in the Bank Merger Agreement.  The surviving corporation following the Merger will operate under the articles of incorporation of United.  Upon the terms and conditions of this Agreement and the Merger Agreement, United shall make available on or before the Effective Date (as defined in the Merger Agreement) for delivery to the holders of First Georgia Stock:  (a) 1,177,282 shares of United Stock to be issued upon conversion of the shares of First Georgia Stock; and (b) $12,790,282 to make cash payments, and payments in lieu of the issuance of fractional shares as provided in the Merger Agreement, provided, however, that unless and until a holder of First Georgia Stock entitled to receive United Stock and cash payments pursuant to the Merger shall have surrendered his First Georgia Stock certificate(s) or unless otherwise required by law, the holder of such certificate(s) shall not have any right to receive payment of any dividends or other distributions on the shares of United Stock or receive any notices sent by United to its shareholders or to vote such shares.  If any First Georgia Stock certificate shall have been lost, stolen or destroyed, United may, in its reasonable discretion and as a condition precedent to the issuance of any United Stock or cash payment, require the owner of such lost, stolen or destroyed First Georgia Stock certificate to provide a bond and an appropriate affidavit and indemnity agreement (reasonably satisfactory to United) as indemnification against any claim that may be made against United with respect to such First Georgia Stock certificate.

ARTICLE III

OTHER AGREEMENTS

3.1          Registration of United Stock.  United agrees to file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable a registration statement (the “United Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), on Form S-4 or some other appropriate form covering the issuance of the shares of United Stock to the shareholders of First Georgia pursuant to this Agreement and the Merger Agreement and to use its reasonable best efforts to cause the United Registration Statement to become effective and to remain effective through the Closing Date.  United agrees to take any action required to be taken under the applicable state securities laws in connection with the issuance of shares of United Stock upon consummation of the Merger.  First Georgia agrees to provide United reasonable assistance as necessary in the preparation of the United Registration Statement, including, without limitation, providing United with all material facts regarding the operations, business, assets, liabilities and personnel of First Georgia, together with the audited financial statements of First Georgia, all as and to the extent required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the United Registration Statement.  The United Registration Statement shall not cover resales of United Stock by any of the shareholders of First Georgia, and United shall have no obligation to cause the United Registration Statement to continue to be effective after the Closing or to prepare or file any post-effective amendments to the United Registration Statement after the Closing.

3.2          Meeting of Shareholders of First Georgia.  First Georgia shall call a special meeting of its shareholders (the “Special Meeting”) to be held not more than thirty (30) days after the United Registration Statement becomes effective under the 1933 Act for the purpose of submitting the Merger Agreement to such shareholders for their approval.  In connection with the Special Meeting, United and First Georgia shall prepare and submit to the First Georgia shareholders a notice of meeting, proxy statement and proxy (the “First Georgia Proxy Materials”), which shall include the final prospectus from the United Registration Statement in the form filed with the SEC.

3.3          Absence of Brokers.  Except for Leonard R. Robinett, Jr., who has provided consulting services to First Georgia, and Sandler, O’Neill & Partners, L.P., who has provided financial advisory services to United, each party hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby.  Each party agrees to indemnify the other and hold and save it harmless from any claim or demand for commissions or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party.

3.4          Access to Properties, Books, Etc.  Each party hereto shall allow the other party and its authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of the respective properties, books, contracts, commitments and records of such party and its subsidiaries and shall furnish the other party and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as the other party may reasonably request provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations.  Each party shall cause its and its subsidiaries’ personnel, employees and other representatives to assist the other party in making any such investigation.  During such investigation, the investigating party and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise the other party of those items of which copies are made.  No investigation made heretofore or hereafter by either party and its authorized representatives shall affect the representations and warranties of either such party hereunder.

3.5          Confidentiality.  Prior to consummation of the Merger, the parties to this Agreement will provide one another with information which may be deemed by the party providing the information to be confidential.  Each party agrees that it will hold confidential and protect all information provided to it by the other party to this Agreement or such party’s affiliates, except that the obligations contained in this Section 3.5 shall not in any way restrict the rights of any party or person to use information that:  (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the United Registration Statement; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement.  If this Agreement is terminated prior to the Closing, each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement.  The provisions of this Section 3.5 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 3.5, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 3.5.

3.6          Full Cooperation. The parties shall cooperate fully with each other in connection with any acts or actions required to be taken as part of their respective obligations under this Agreement.

3.7          Expenses.  All of the expenses incurred by United in connection with the authorization, preparation, execution and performance of this Agreement and the Merger Agreement including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the United Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby (the “United Expenses”), shall be paid by United.  All expenses incurred by First Georgia in connection with the authorization, preparation, execution and performance of this Agreement, the Merger Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants, shall be paid by First Georgia.  The cost of reproducing and mailing the First Georgia Proxy Materials shall be shared by the parties, with each party paying fifty percent (50%).

3.8          Preservation of Goodwill.  Each party hereto shall use its best efforts to preserve its business organization and the business organization of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.

3.9          Approvals and Consents.  Each party hereto represents and warrants to and covenants with the other that it will use its best efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary’s officers, directors, employees and agents to use their best efforts, to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement, the Merger Agreement and the Bank Merger Agreement.

3.10          Agreement by First Georgia Executive Officers and Directors.  Each of the directors and executive officers of First Georgia will, contemporaneously with the execution of this Agreement, execute and deliver to United an agreement, the form of which is attached hereto as Exhibit C, pursuant to which each of them agrees:  (a) to recommend, subject to their fiduciary duty, to First Georgia shareholders approval of the Merger; (b) to vote the capital stock of First Georgia owned or controlled by them in favor of the Merger; and (c) to transfer or assign shares of United Stock received by them in connection with the Merger only in compliance with the 1933 Act, applicable state securities laws and the rules and regulations promulgated under either.

3.11          Press Releases.  Prior to the Effective Date, First Georgia and United shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however,that nothing in this Section 3.11 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

3.12          Employee Benefits and Contracts.  Following the Effective Date, United shall provide generally to officers and employees of First Georgia who continue employment with United employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by United to its other similarly situated officers and employees.  For purposes of eligibility to participate and any vesting determinations in connection with the provision of any such employee benefits, service with First Georgia prior to the Effective Date shall be counted.  Except for that certain Change in Control Agreement, dated as of November 18, 2002, between First Georgia and Henry S. Bishop, which shall be terminated prior to closing pursuant to Section 7.9 hereof, United shall also honor in accordance with their terms all employment, severance, consulting, option and other contracts of a compensatory nature to the extent disclosed in the First Georgia Disclosure Memorandum between First Georgia and any current or former director, officer or employee thereof and no other contracts of the types described that are not so disclosed shall be deemed to be assumed by United by reason of this Section 3.12.  If, during the calendar year in which falls the Effective Date, United shall terminate any “group health plan”, within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more First Georgia employees participated immediately prior to the Effective Date (a “First Georgia Plan”), United shall cause any successor group health plan to waive any underwriting requirements; to give credit for any such First Georgia employee’s participation in the First Georgia Plan prior to the Effective Date for purposes of applying any pre-existing condition limitations set forth therein; and to give credit for covered expenses paid by any such First Georgia employee under a First Georgia Plan prior to the Effective Date towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan.  United also shall be considered a successor employer for and shall provide to “qualified beneficiaries”, determined immediately prior to the Effective Date, under any First Georgia Plan appropriate “continuation coverage” (as those terms are defined in Section 4980B of the Internal Revenue Code) following the Effective Date under either the First Georgia Plan or any successor group health plan maintained by United.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FIRST GEORGIA

As an inducement to United to enter into this Agreement and to consummate the transactions contemplated hereby, First Georgia represents, warrants, covenants and agrees as follows:

4.1          First Georgia Disclosure Memorandum.  By January 24, 2003, First Georgia will deliver to United a memorandum (the “First Georgia Disclosure Memorandum”) containing certain information regarding First Georgia as indicated at various places in this Agreement.  All information set forth in the First Georgia Disclosure Memorandum or in documents incorporated by reference in the First Georgia Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of First Georgia under this Article IV.  The information contained in the First Georgia Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article IV and the covenants in Article V to the extent applicable.  All information in each of the documents and other writings furnished to United pursuant to this Agreement or the First Georgia Disclosure Memorandum is or will be true, correct and complete and does not and will not omit to state any fact necessary in order to make the statements therein not misleading.  First Georgia shall promptly provide United with written notification of any event, occurrence or other information necessary to maintain the First Georgia Disclosure Memorandum and all other documents and writings furnished to United pursuant to this Agreement as true, correct and complete in all material respects at all times prior to and including the Closing.  First Georgia agrees that upon receipt of the First Georgia Disclosure Memorandum, United shall have until January 31, 2003 to review the First Georgia Disclosure Memorandum and to terminate this Agreement if in good faith United reasonably believes that proceeding with the Merger or Bank Merger in light of the content of such memorandum would be materially detrimental to United.  United shall not terminate this Agreement pursuant to this Section 4.1 if its Chief Executive Officer or Chief Financial Officer was actually aware of the significance of information contained in the First Georgia Disclosure Memorandum prior to the date hereof which it subsequently claims would cause proceeding with the Merger or Bank Merger to be materially detrimental to United.

4.2          Corporate and Financial.

4.2.1          Authority.  Subject to the required regulatory approvals, as stated in Section 4.6.2, and the approval of First Georgia Shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both, (a) violate any provision of federal or state law applicable to First Georgia, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of First Georgia; (b) violate any provision of the articles of incorporation or bylaws of First Georgia; (c) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which First Georgia is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of First Georgia; or (d) constitute a violation of any order, judgment or decree to which First Georgia is a party, or by which First Georgia or any of its assets or properties are bound.  Assuming this Agreement constitutes the valid and binding obligation of United, this Agreement constitutes the valid and binding obligation of First Georgia, and is enforceable in accordance with its terms, except as limited by laws affecting creditors’ rights generally and by the discretion of courts to compel specific performance.

4.2.2          Corporate Status.  First Georgia is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has no direct or indirect subsidiaries other than First Georgia Bank.  First Georgia Bank is a bank duly organized, validly existing, and in good standing under the laws of the State of Georgia and has no direct or indirect subsidiaries.  First Georgia and First Georgia Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

4.2.3          Capital Structure.    (a)  First Georgia has authorized capital stock consisting solely of 10,000,000 shares of common stock, par value $1.00 per share, of which 7,751,712shares are issued and outstanding as of the date hereof and 305,000 shares are reserved for issuance upon exercise of outstanding options (the “First Georgia Stock Options”).  First Georgia Bank has authorized capital stock consisting solely of 1,000,000 shares of common stock, par value $5.00 per share (“First Georgia Bank Stock”), of which 879,436 shares are issued and outstanding as of the date hereof.  All of the issued and outstanding shares of First Georgia Stock and First Georgia Bank Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws.  No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares of First Georgia Stock or First Georgia Bank Stock previously issued.  None of the shares of First Georgia Stock or First Georgia Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders.  All of the issued and outstanding shares of First Georgia Bank Stock are owned by First Georgia.

(b)          Except for the First Georgia Stock Options, First Georgia does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of First Georgia, or any other securities or debt, of First Georgia, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock.  First Georgia is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

(c)          There is no agreement, arrangement or understanding to which First Georgia is a party restricting or otherwise relating to the transfer of any shares of capital stock of First Georgia.

(d)          All shares of common stock or other capital stock, or any other securities or debt, of First Georgia, which have been purchased or redeemed by First Georgia have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of First Georgia.

4.2.4          Corporate Records.   The stock records and minute books of First Georgia, whether heretofore or hereafter furnished or made available to United by First Georgia: (a) fully and accurately reflect all issuances, transfers and redemptions of the Common Stock; (b) correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of First Georgia; (c) correctly show all corporate action taken by the directors and shareholders of First Georgia (including actions taken by consent without a meeting); and (d) contain true and correct copies or originals of the respective articles of incorporation and all amendments thereto, bylaws as amended and currently in force, and the minutes of all meetings or consent actions of its directors and shareholders.  No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books.  All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate.

4.2.5          Tax Returns; Taxes.  (a)  First Georgia has duly filed:  (i) all required federal and state tax returns and reports; and (ii) all required returns and reports of other governmental units having jurisdiction with respect to taxes imposed upon its income, properties, revenues, franchises, operations or other assets or taxes imposed which might create a material lien or encumbrance on any of such assets or affect materially and adversely its business or operations.  Such returns or reports are, and when filed will be, true, complete and correct, and First Georgia has paid, to the extent such taxes or other governmental charges have become due, all taxes and other governmental charges set forth in such returns or reports.  All federal, state and local taxes and other governmental charges paid or payable by First Georgia have been paid, or have been accrued or reserved on its books in accordance with generally accepted accounting principles applied on a basis consistent with prior periods.  Adequate reserves for the payment of taxes have been established on the books of First Georgia for all periods through the date hereof, whether or not due and payable and whether or not disputed.  Until the Closing Date, First Georgia shall continue to provide adequate reserves for the payment of expected tax liabilities in accordance with generally accepted accounting principles applied on a basis consistent with prior periods.  First Georgia has not received any notice of a tax deficiency or assessment of additional taxes of any kind and, to the knowledge of First Georgia, there is no threatened claim against First Georgia or any basis for any such claim, for payment of any additional federal, state, local or foreign taxes for any period prior to the date of this Agreement in excess of the accruals or reserves with respect to any such claim shown in the 2002 First Georgia Financial Statements described in Section 4.2.6 below or disclosed in the notes with respect thereto.  There are no waivers or agreements by First Georgia for the extension of time for the assessment of any taxes.

  The federal income tax returns of First Georgia have not been examined by the Internal Revenue Service for any period since December 31, 1997 and no tax return is currently the subject of an audit.

(b)          Except as set forth in the First Georgia Disclosure Memorandum, proper and accurate amounts have been withheld by First Georgia from its employees for all periods in full and complete compliance with the tax withholding provisions of applicable federal, state and local tax laws, and proper and accurate federal, state and local tax returns have been filed by First Georgia for all periods for which returns were due with respect to withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full.

4.2.6        Financial Statements.  First Georgia has delivered to United true, correct and complete copies of the audited financial statements of First Georgia for the years ended September 30, 2002, 2001 and 2000 (the audited financial statements for the year ended September 30, 2002 being herein referred to as the “2002 First Georgia Financial Statements”).  All of such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the assets, liabilities and financial condition of First Georgia as of the dates indicated therein and the results of its operations for the respective periods then ended.

4.2.7        Regulatory Reports.  First Georgia has made available to United for review and inspection the year-end Report of Condition and year-end Report of Income and Dividends as filed by First Georgia Bank with the Federal Deposit Insurance Corporation (the “FDIC”) or the Office of Thrift Supervision (the “OTS”), as applicable, for each of the three years ended December 31, 2001, 2000 and 1999, together with all such other reports filed for the same three-year period with the Georgia Department of Banking and Finance (the “Georgia Department”) or the OTS , as applicable, and other applicable regulatory agencies and the Form F.R. Y-6 filed by First Georgia with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) for each of the three (3) years ended December 31, 2001, 2000, and 1999 (collectively, the “First Georgia Reports”).  All of the First Georgia Reports, as amended, have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain in all material respects all information required to be presented therein in accordance with such rules and regulations.

4.2.8          Accounts.  The First Georgia Disclosure Memorandum contains a list of each and every bank and other institution in which First Georgia maintains an account or safety deposit box, the account numbers, and the names of all persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

4.2.9          Notes and Obligations.  (a)  Except as set forth in the First Georgia Disclosure Memorandum or as provided for in the loss reserve described in subsection (b) below, all notes receivable or other obligations owned by First Georgia or due to it shown in the 2002 First Georgia Financial Statements and any such notes receivable and obligations on the date hereof and on the Closing Date are and will be genuine, legal, valid and collectible obligations of the respective makers thereof and are not and will not be subject to any offset or counterclaim.

Except as set forth in subsection (b) below, all such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to United for examination prior to the Closing Date.  All such notes and obligations were entered into by First Georgia in the ordinary course of its business and in compliance with all applicable laws and regulations.

(b)          First Georgia has established a loss reserve in the 2002 First Georgia Financial Statements and as of the date of this Agreement and will establish a loan loss reserve as of the Closing Date which is adequate to cover anticipated losses which might result from such items as the insolvency or default of borrowers or obligors on such loans or obligations, defects in the notes or evidences of obligation (including losses of original notes or instruments), offsets or counterclaims properly chargeable to such reserve, or the availability of legal or equitable defenses which might preclude or limit the ability of First Georgia to enforce the note or obligation, and the representations set forth in subsection (a) above are qualified in their entirety by the aggregate of such loss reserve.  Except as described in the First Georgia Disclosure Memorandum, at the Closing Date, the ratio of the loss reserve, established on such date in good faith by First Georgia, to total loans outstanding at such time shall not exceed the ratio of the loan loss reserve to the total loans outstanding as reflected in the 2002 First Georgia Financial Statements, established on or before such date in good faith by First Georgia, in accordance with generally accepted accounting principles.

4.2.10          Liabilities.  First Georgia has no debt, liability or obligation of any kind required to be shown pursuant to generally accepted accounting principles on the consolidated balance sheet of First Georgia, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to:  (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes; (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; (c) unfunded liabilities with respect to any pension, profit sharing or employee stock ownership plan, whether operated by First Georgia or any other entity covering employees of First Georgia; or (d) environmental liabilities, except:  (i) those reflected in the 2002 First Georgia Financial Statements; and (ii) as disclosed in the First Georgia Disclosure Memorandum.

4.2.11          Absence of Changes.  Except as specifically provided for in this Agreement or specifically set forth in the First Georgia Disclosure Memorandum, since September 30, 2002:

(a)          there has been no change in the business, assets, liabilities, results of operations or financial condition of First Georgia, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which may have, a material adverse effect on such businesses or properties;

(b)          there has been no material damage, destruction or loss to the assets, properties or business of First Georgia, whether or not covered by insurance, which has had, or which may have, an adverse effect thereon;

(c)          the business of First Georgia has been operated in the ordinary course, and not otherwise;

(d)          the properties and assets of First Georgia used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

(e)          the books, accounts and records of First Georgia have been maintained in the usual, regular and ordinary manner;

(f)          there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of First Georgia;

(g)          there has been no increase in the compensation or in the rate of compensation or commissions payable or to become payable by First Georgia to any director or executive officer, or to any employee earning $35,000 or more per annum, or any general increase in the compensation or in the rate of compensation payable or to become payable to employees of First Georgia earning less than $35,000 per annum (“general increase” for the purpose hereof meaning any increase generally applicable to a class or group of employees, but not including increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof), or any increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee;

(h)          there has been no change in the articles of incorporation or bylaws of First Georgia or First Georgia Bank;

(i)          there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of First Georgia, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving First Georgia, or affecting its operations;

(j)          there has been no issuance, sale, repurchase, acquisition, or redemption by First Georgia of any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

(k)            there has been no mortgage, lien or other encumbrance or security interest (other than liens for current taxes not yet due or purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security consisting of) any asset or assets of First Georgia or assumed by it with respect to any asset or assets;

(l)            there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by First Georgia which would be required to be reflected on a balance sheet of First Georgia prepared as of the date hereof in accordance with generally accepted accounting principles applied on a consistent basis, except as incurred in the ordinary course of business;

(m)          no obligation or liability of First Georgia has been discharged or satisfied, other than in the ordinary course of business;

(n)          there have been no sales, transfers or other dispositions of any asset or assets of First Georgia, other than sales in the ordinary course of business; and

(o)          there has been no amendment, termination or waiver of any right of First Georgia under any contract or agreement or governmental license, permit or permission which has had or may have an adverse effect on its business or properties.

4.2.12          Litigation and Proceedings.  Except as set forth on the First Georgia Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of First Georgia, threatened against, by or affecting First Georgia, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of First Georgia or relating to the business or affairs of First Georgia, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does First Georgia have any unasserted contingent liabilities which might have an adverse effect on its assets or on the operation of its businesses or which might prevent or impede the consummation of the transactions contemplated by this Agreement.

4.2.13          Proxy Materials.  Neither the First Georgia Proxy Materials nor other materials furnished by First Georgia to the First Georgia shareholders in connection with the transactions contemplated by this Agreement or the Merger Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the holders of shares of First Georgia Stock and through the acquisition of shares of First Georgia Stock by United pursuant to the Merger, contain with respect to First Georgia any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.2.14          Disclosure Reports.  First Georgia has a class of securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and has delivered to United copies of:

(a)          its Annual Report on Form 10-K for its fiscal year ended September 30, 2002 (and those portions of its 2002 Annual Report to Shareholders incorporated therein by reference) filed pursuant to Section 13 of the Act; and

(b)          the Proxy Statement for its Annual Meeting of Shareholders to be held on January 21, 2003, filed pursuant to Section 14 of the Act.

The report and proxy statement noted above include all of the annual and periodic reports and proxy statements required to be filed by First Georgia with the Securities and Exchange Commission since September 30, 2002, and are herein collectively referred to as the “First Georgia SEC Reports”.  The First Georgia SEC Reports taken together correctly describe, among other things, the business, operations and principal properties of First Georgia in accordance with the requirements of the applicable report forms of the SEC.  As of the respective dates of filing (or, if amended or superceded by a filing prior to the date of this Agreement, then on the date of such amended or superceded filing), none of the First Georgia SEC Reports contained any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements contained in the First Georgia SEC Reports have been prepared in accordance with generally accepted accounting principals consistently applied and present fairly the financial condition of First Georgia as of the dates thereof and the results of operations for the periods covered thereby.

4.2.15          No Material Adverse Change.  Since the date of its latest published financial statements included in the First Georgia SEC Reports, there has not been any change in the condition of First Georgia, any contracts entered into by First Georgia, or other changes in the operations of First Georgia which, in any case, would have a material adverse effect on First Georgia on a consolidated basis taken as a whole.

4.3          Business Operations.

4.3.1          Customers.  There are no presently existing facts which could reasonably be expected to result in the loss of any material borrower or depositor or in First Georgia’s inability to collect amounts due therefrom or to return funds deposited thereby, except as set forth on the First Georgia Disclosure Memorandum.

4.3.2          Permits; Compliance with Law.  (a)  First Georgia has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for First Georgia to carry on its business as presently conducted, and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the knowledge of First Georgia, threatened.

(b)          First Georgia has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which would not have a material adverse effect on First Georgia.  The First Georgia Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of First Georgia, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the Securities and Exchange Commission.  No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of First Georgia to conduct its business.

(c)          Except as set forth in the First Georgia Disclosure Memorandum, no notice or warning from any governmental authority with respect to any failure or alleged failure of First Georgia to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor is any such notice or warning proposed or, to the knowledge of First Georgia, threatened.

4.3.3          Environmental.  (a)  Except as set forth in the First Georgia Disclosure Memorandum, First Georgia:

(i)          has not caused or permitted, and no claim exists regarding the environmental condition of the property or the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by First Georgia or adjacent to any properties so owned or leased; and

(ii)          has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by First Georgia.

(b)          Except as set forth in the First Georgia Disclosure Memorandum, neither First Georgia nor any of its officers, directors, employees or agents, in the course of such individual’s employment by First Georgia, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern whose business relates in any way to the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material, nor has First Georgia foreclosed on any property on which there is a threatened release of any Hazardous Material, or on which there has been such a release and full remediation has not been completed, or any property on which contained (not released) Hazardous Material is or was located.

(c)          Except as set forth in the First Georgia Disclosure Memorandum, neither First Georgia, nor any of its officers, directors, employees, or agents, is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which First Georgia holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

(d)          The term “Hazardous Material” means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material’s investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of “hazardous substances” under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, “hazardous wastes” within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. § 6921, any petroleum product, including any fraction of petroleum, or any asbestos containing materials.  However, the term “Hazardous Material” shall not include those substances which are normally and reasonably used in connection with the occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices).

4.3.4          Insurance.  The First Georgia Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, First Georgia or through First Georgia for any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds.  All terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received.  Except as set forth in the First Georgia Disclosure Memorandum, such policies and bonds provide adequate coverage to insure the properties and businesses of First Georgia and the activities of its officers, directors and employees against such risks and in such amounts as are prudent and customary.  First Georgia will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date.  First Georgia has heretofore made, or will hereafter make, available to United a true, correct and complete copy of each insurance policy and bond in effect since its inception with respect to the business and affairs of First Georgia.

4.4          Properties and Assets.

4.4.1          Contracts and Commitments.  The First Georgia Disclosure Memorandum contains a list identifying and briefly describing all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with First Georgia in the ordinary course of business), to which First Georgia is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $25,000 or having a term or requiring performance over a period of more than ninety (90) days.  Each such contract, agreement, guaranty and commitment of First Georgia is in full force and effect and is valid and enforceable in accordance with its terms, and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination.  First Georgia has complied in all material respects with the provisions of such contracts, agreements, guaranties and commitments.  A true and complete copy of each such document has been or will be made available to United for examination.

4.4.2          Licenses; Intellectual Property.  First Georgia has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted and, except as described in the First Georgia Disclosure Memorandum, First Georgia is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by First Georgia or presently expected to be used by it in the future.  All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by First Georgia, are listed in the First Georgia Disclosure Memorandum.  First Georgia has complied with all applicable laws relating to the filing or registration of “fictitious names” or trade names.

4.4.3          Personal Property.  First Georgia has good and marketable title to all of its personalty, tangible and intangible, reflected in the 2002 First Georgia Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all encumbrances, liens or charges of any kind or character, except:  (a) those referred to in the notes to the 2002 First Georgia Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of First Georgia, is claimed to exist); (b) those described in the First Georgia Disclosure Memorandum; and (c) liens for taxes not due and payable.

4.4.4          First Georgia Leases.  (a)  All leases (the “First Georgia Leases”) pursuant to which First Georgia is lessor or lessee of any real or personal property (such property, the “Leased Property”) are valid and enforceable in accordance with their terms; there is not under any of the First Georgia Leases any default or any claimed default by First Georgia, or event of default or event which with notice or lapse of time, or both, would constitute a default by First Georgia and in respect of which adequate steps have not been taken to prevent a default on its part from occurring.

(b)          The copies of the First Georgia Leases heretofore or hereafter furnished or made available by First Georgia to United are true, correct and complete, and the First Georgia Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to United, and are in full force and effect in accordance with their terms.

(c)          Except as set forth in the First Georgia Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for First Georgia to enter into new leases of real property or to renew or amend existing First Georgia Leases prior to the Closing Date.

4.4.5          Real Property.  (a)  First Georgia does not own any interest in any real property (other than as lessee) except as set forth in the First Georgia Disclosure Memorandum (such properties being referred to herein as “First Georgia Realty”).  Except as disclosed in the First Georgia Disclosure Memorandum, First Georgia has good title to the First Georgia Realty and the titles to the First Georgia Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been or will be furnished to United with the First Georgia Disclosure Memorandum.  First Georgia has not encumbered the First Georgia Realty since the effective dates of the respective title insurance policies.

(b)          Except as set forth in the First Georgia Disclosure Memorandum, the interests of First Georgia in the First Georgia Realty and in and under each of the First Georgia Leases are free and clear of any and all liens and encumbrances and are subject to no present claim, contest, dispute, action or, to the knowledge of First Georgia, threatened action at law or in equity.

(c)          The present and past use and operations of, and improvements upon, the First Georgia Realty and all real properties included in the Leased Properties (the “First Georgia Leased Real Properties”) are in compliance in all material respects with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the First Georgia Realty, the First Georgia Leased Real Properties or their uses.

(d)          Except as set forth in the First Georgia Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, First Georgia with respect to any Lease pursuant to which it is lessor or lessee.

(e)          First Georgia is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the First Georgia Realty or the First Georgia Leased Real Properties which may adversely affect the First Georgia Realty or the First Georgia Leased Real Properties or the current or currently contemplated use thereof.

(f)          The buildings and structures owned, leased or used by First Georgia are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of First Georgia.

4.5          Employees and Benefits.

4.5.1          Directors or Officers of Other Corporations.  Except as set forth in the First Georgia Disclosure Memorandum, no director, officer, or employee of First Georgia serves, or in the past five years has served, as a director or officer of any other corporation on behalf of or as a designee of First Georgia or any of its subsidiaries.

4.5.2          Employee Benefits.  (a)  Except as set forth in the First Georgia Disclosure Memorandum, First Georgia does not provide and is not obligated to provide, directly or indirectly, any benefits for employees, including, without limitation, any pension, profit sharing, stock option, retirement bonus, hospitalization, medical, insurance, vacation or other employee benefits under any practice, agreement or understanding.

(b)          The First Georgia Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) sponsored by First Georgia (collectively, “ERISA Plans”).  True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters and filings, the past three years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments), and any other related documents requested by United or its counsel have been, or prior to the Closing Date will be, made available to United.

(c)          First Georgia is not currently and has never been in the past required to contribute to a multiemployer plan as defined in Section 3(37)(A) of ERISA.  First Georgia does not maintain or contribute to, nor within the past six years has it maintained or contributed to, an employee pension benefit plan as defined in Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

(d)          Each ERISA Plan has been operated and administered in all material respects in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Internal Revenue Code of 1986, as amended (“Code”), and the regulations issued under ERISA and the Code.  With respect to each ERISA Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or, to the knowledge of First Georgia, threatened involving such ERISA Plan or any of its fiduciaries.  With respect to each ERISA Plan, neither First Georgia nor any of its directors, officers, employees or agents, nor, to First Georgia’s knowledge, any “party in interest” or “disqualified person” (as such terms are defined in Section 3(14) of ERISA and Section 4975 of the Code) has been engaged in or been a party to any transaction relating to the ERISA Plan which would constitute a breach of fiduciary duty under ERISA or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor.  Each ERISA Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code.

(e)          Of the ERISA Plans, the “employee pension benefit plans” within the meaning of Section 3(2) of ERISA (collectively, the “Employee Pension Benefit Plans”) are separately identified on the First Georgia Disclosure Memorandum.  With respect to each Employee Pension Benefit Plan, except as set forth on the First Georgia Disclosure Memorandum: (i) such Employee Pension Benefit Plan constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) all contributions required by such plan have been made or will be made on a timely basis; and (iii) no termination, partial termination or discontinuance of contributions has occurred without a determination by the IRS that such action does not affect the tax-qualified status of such plan.

(f)          As of the Closing Date, with respect to each ERISA Plan, First Georgia will have provided adequate reserves, or insurance or qualified trust funds, to provide for all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such ERISA Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date to the extent reserves are required under generally accepted accounting principles, based on an actuarial valuation satisfactory to the actuaries of First Georgia representing a projection of claims expected to be incurred under such ERISA Plan.

(g)          Except as disclosed on the First Georgia Disclosure Memorandum, First Georgia does not provide and has no obligation to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured) with respect to current or former employees of First Georgia beyond their retirement or other termination of service with

First Georgia other than:  (i) coverage mandated by applicable Law; (ii) benefits under the Employee Pension Benefit Plans; or (iii) benefits the full cost of which is borne by the current or former employee or his beneficiary.

(h)          Neither this Agreement nor any transaction contemplated hereby will:  (i) entitle any current or former employee, officer or director of First Georgia to severance pay, unemployment compensation or any similar or other payment; or (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director.

4.5.3          Labor-Related Matters.  Except as described in the First Georgia Disclosure Memorandum, First Georgia is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, First Georgia.  First Georgia has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees.  First Georgia has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees.  There are no unfair labor practice charges pending or threatened against First Georgia, and there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, no slowdowns or strikes pending or threatened against, or involving, as the case may be, First Georgia with respect to any alleged violation of any legal duty (including but not limited to any wage and hour claims, employment discrimination claims or claims arising out of any employment relationship) by First Georgia as to any of its employees or as to any person seeking employment therefrom, and no such violations exist.

4.5.4          Related Party Transactions.  Except for:  (a) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by First Georgia with other persons who are not affiliated with First Georgia, and which do not involve more than the normal risk of repayment or present other unfavorable features; (b) deposits, all of which are on terms and conditions identical to those made available to all customers of First Georgia at the time such deposits were entered into; and (c) transactions specifically described in the First Georgia Disclosure Memorandum, there are no contracts with or commitments to present or former five percent (5%) or greater shareholders, directors, officers, or employees involving the expenditure of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of First Georgia).

4.6          Other Matters.

4.6.1          Regulatory Reports.  First Georgia will make available to United for review and inspection all applications, reports or other documents filed by it or First Georgia

Bank for each of its past three full fiscal years with any regulatory or governmental agencies.  All of such applications, reports and other documents have been prepared in accordance with applicable rules and regulations of the regulatory agencies with which they were filed.

4.6.2          Approvals, Consents and Filings.  Except for the approval of the Federal Reserve, the Georgia Department and the FDIC, or as set forth in the First Georgia Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will:  (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to First Georgia, or any of First Georgia’s assets.

4.6.3          Default.  (a)  Except for those consents described in or set forth pursuant to Section 4.6.2 above, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

(i)          constitutes a breach of or default under any contract or commitment to which First Georgia is a party or by which First Georgia or its properties or assets are bound;

(ii)          does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of First Georgia; or

(iii)          constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of First Georgia.

(b)          First Georgia is not in default under its articles of incorporation or bylaws or under any term or provision of any security deed, mortgage, indenture or security agreement or of any other contract or instrument to which First Georgia is a party or by which it or any of its property is bound.

4.6.4          Representations and Warranties.  No representation or warranty contained in this Article IV or in any written statement delivered by or at the direction of First Georgia pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement, nor shall such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading.  Copies of all documents that have been or will be furnished to United in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

ARTICLE V

CONDUCT OF BUSINESS OF FIRST GEORGIA PENDING CLOSING

Except as expressly otherwise provided herein, First Georgia covenants and agrees that, without the prior written consent of United between the date hereof and the Closing Date:

5.1          Conduct of Business.  First Georgia will conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).

5.2          Maintenance of Properties.  First Georgia will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

.5.3          Insurance.  First Georgia will maintain and keep in full force and effect all of the insurance referred to in Section 4.3.4 hereof or other insurance equivalent thereto in all material respects.

5.4          Capital Structure.  No change will be made in the authorized or issued capital stock or other securities of First Georgia, and First Georgia will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of First Georgia.

5.5          Dividends.  No dividend, distribution or payment will be declared or made in respect to the First Georgia Stock other than its regular semi-annual dividend of $0.05 per share and First Georgia will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.

5.6          Amendment of Articles of Incorporation or Bylaws; Corporate Existence.  First Georgia will not amend its articles of incorporation or bylaws, and First Georgia will maintain its corporate existence and powers.

5.7          No Acquisitions.  First Georgia shall not, without the express written consent of United, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to it.

5.8          No Dispositions.  First Georgia will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business) and First Georgia will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any lien, charge or other encumbrance any other tangible or intangible asset.

5.9          Banking Arrangements.  No change will be made in the banking and safe deposit arrangements referred to in Section 4.2.8 hereof.

5.10          Contracts.  First Georgia shall not, without the express written consent of United, enter into or renew any contract of the kind described in Section 4.4.1 hereof.

5.11          Books and Records.  The books and records of First Georgia will be maintained in the usual, regular and ordinary course.

5.12          Advice of Changes.  First Georgia shall promptly advise United orally and in writing of any change or event having, or which could have, a material adverse effect on the assets, liabilities, business, operations or financial condition of First Georgia.

5.13          Reports.  First Georgia shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to United copies of all such reports promptly after the same are filed.

5.14            No Severance or Termination Payments.  First Georgia shall not grant any severance or termination pay to any director, officer or other employee, or adopt any new severance plan; provided, however, that for the purposes of complying with Sections 7.9 or 7.10, First Georgia may make the payments to Henry S. Bishop set forth in the First Georgia Disclosure Memorandum.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF UNITED

As an inducement to First Georgia to enter into this Agreement and to consummate the transactions contemplated hereby, United represents, warrants, covenants and agrees as follows:

6.1          Corporate Status.  United is a business corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has no direct or indirect subsidiaries that are material to United other than UCB Georgia and United Community Bank of North Carolina.  UCB Georgia is a bank duly organized, validly existing, and in good standing under the laws of the State of Georgia.  United and UCB Georgia are entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted.

6.2          Authority.  Subject to the required regulatory approvals, as stated in Section 4.6.2, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(a)          violate any provision of federal or state law applicable to United, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of United;

(b)          violate any provision of the articles of incorporation or bylaws of United;

(c)          conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which United is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of United; or

(d)          constitute a violation of any order, judgment or decree to which United is a party, or by which United or any of its assets or properties are bound.

Assuming this Agreement constitutes the valid and binding obligation of First Georgia, this Agreement constitutes the valid and binding obligation of United, and is enforceable in accordance with its terms, except as limited by laws affecting creditors’ rights generally and by the discretion of courts to compel specific performance.

6.3          Capital Structure.  (a)  As of the date of this Agreement, United has authorized capital stock consisting solely of 50,000,000 shares of common stock, par value $1.00 per share, of which 21,263,272 shares are issued and outstanding as of the date hereof, 542,652 are issued and held as treasury shares, 280,000 shares are reserved for issuance upon conversion of United’s prime plus one-quarter percent (¼%) Convertible Subordinated Debentures due December 31, 2006 (the “2006 Debentures”) and 1,512,005 shares are reserved for issuance upon the exercise of outstanding options (the “United Stock Options”), and 10,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), of which 172,600 shares are issued and outstanding as of the date hereof.  All of the issued and outstanding shares of United Stock are duly and validly issued, fully paid and nonassessable and were offered, issued and sold in compliance with all applicable federal or state securities laws.  No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of shares of United Stock previously issued.  None of the shares of United Stock have been issued in violation of the preemptive or other rights of its shareholders.

(b)          Except for the 2006 Debentures and the United Stock Options, United does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into United Stock or Preferred Stock, or any other securities or debt, of United, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock.  United is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

(c)          All shares of common stock or other capital stock, or any other securities or debt, of United, which have been purchased or redeemed by United have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of United.

6.4          Financial Statements.  United has delivered to First Georgia true, correct and complete copies of the audited financial statements of United for the years ended December 31, 2001, 2000, and 1999, and the unaudited financial statements of United for the nine (9) month period ended September 30, 2002, including balance sheets, statements of income, statements of shareholders’ equity, statements of cash flows and related notes (the unaudited financial statements for the nine (9) months ended September 30, 2002 being referred to as the “2002 United Financial Statements”).  All of such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the assets, liabilities and financial condition of United as of the dates indicated therein and the results of its operations for the respective periods then ended.

6.5          Permits; Compliance with Law.  (a)  United has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for United to carry on its business as presently conducted, and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the knowledge of United, threatened.

(b)          United has complied with all laws, regulations, and orders applicable to it or its business, except for any non-compliance which would not have a material adverse effect on United.

6.6          Default.  (a)  Except for those consents described in or set forth pursuant to Section 6.2 above, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

(i)          constitutes a breach of or default under any contract or commitment to which United is a party or by which United or its properties or assets are bound;

(ii)          does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of United; or

(iii)          constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of United.

(b)          No default exists under United’s articles of incorporation or bylaws or under any term or provision of any security deed, mortgage, indenture or security agreement, or of any other contract or instrument to which United is a party or by which it or any of its property is bound, which would have a material adverse effect on its assets or on the operation of its businesses or which might prevent or impede the consummation of the transactions contemplated by this Agreement.

6.7          Disclosure Reports.  United has a class of securities registered pursuant to Section 12(g) of the 1934 Act, and has delivered to First Georgia copies of:

(a)          its Annual Report on Form 10-K for its fiscal year ended December 31, 2001 (and those portions of its 2001 Annual Report to Shareholders incorporated therein by reference) filed pursuant to Section 13 of the Act;

(b)          the Proxy Statement for its Annual Meeting of Shareholders held on April 25, 2002, filed pursuant to Section 14 of the Act; and

(c)          its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, filed pursuant to Section 13 of the Act.

The report, proxy statement and quarterly reports noted above include all of the annual and periodic reports and proxy statements required to be filed by United with the Securities and Exchange Commission since December 31, 2001, and are herein collectively referred to as the “United SEC Reports”.  The United SEC Reports taken together correctly describe, among other things, the business, operations and principal properties of United in accordance with the requirements of the applicable report forms of the SEC.  As of the respective dates of filing (or, if amended or superceded by a filing prior to the date of this Agreement, then on the date of such amended or superceded filing), none of the United SEC Reports contained any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements contained in the United SEC Reports have been prepared in accordance with generally accepted accounting principals consistently applied and present fairly the financial condition of United as of the dates thereof and the results of operations for the periods covered thereby.

6.8          No Material Adverse Change.  Since the date of its latest published financial statements included in the United SEC Reports, there has not been any change in the condition of United, any contracts entered into by United, or other changes in the operations of United which, in any case, would have a material adverse effect on United on a consolidated basis taken as a whole.

6.9          Representations and Warranties.  No representation or warranty contained in this Article VI or in any written statement delivered by or at the direction of United pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement, nor shall such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading.  Copies of all documents that have been or will be furnished to First Georgia in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF UNITED

All of the obligations of United under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by United:

7.1          Veracity of Representations and Warranties.  The representations and warranties of First Georgia contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except as a result of changes or events expressly permitted or contemplated herein.

7.2          Performance of Agreements.  First Georgia shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

7.3          Certificates, Resolutions, Opinion.  First Georgia shall have delivered to United:

(a)          a certificate executed by the President and Secretary of First Georgia, dated as of the Closing Date, and certifying in such detail as United may reasonably request to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof;

(b)          duly adopted resolutions of the Board of Directors and shareholders of First Georgia certified by the Secretary thereof, dated the Closing Date:  (i) authorizing and approving the execution of this Agreement (with respect to the directors of First Georgia) and the Merger Agreement (with respect to the directors and shareholders of First Georgia) and the consummation of the transactions contemplated herein and therein in accordance with their respective terms; and (ii) authorizing all other necessary and proper corporate action to enable First Georgia to comply with the terms hereof and thereof;

(c)          certificates of the valid existence of First Georgia and First Georgia Bank under the laws of Georgia, executed by the Secretary of State and the Georgia Department, and dated not more than five (5) business days prior to the Closing Date;

(d)          certificates from the appropriate public officials of the State of Georgia, dated not more than five (5) business days prior to the Closing Date, certifying that First Georgia has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due; and

(e)          an opinion of Powell, Goldstein, Frazer & Murphy LLP, counsel for First Georgia, dated the Closing Date, in the form attached hereto as Exhibit D.

7.4          Shareholder Approval. The Merger Agreement shall have been approved by the vote of the holders of at least a majority of the First Georgia Stock.

7.5          Regulatory Approvals.  United shall have received from any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to the Federal Reserve, the Georgia Department and the FDIC, such consents, authorizations and approvals as are necessary for the consummation thereof and all applicable waiting or similar periods required by law shall have expired.

7.6          Effective Registration Statement.  The United Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

7.7          Certificate of Merger.  The Secretary of State of the State of Georgia shall have issued a certificate of merger with regard to the Merger in accordance with the provisions of the

Georgia Business Corporation Code, and with regard to the Bank Merger, in accordance with the provisions of the Financial Institutions Code of Georgia.

7.8          Accountants’ Letter.  United shall have received a letter from Deloitte & Touche LLP, dated the Closing Date, to the effect that:  At the request of First Georgia they have carried out procedures to a specified date not more than five (5) business days prior to the Closing Date, which procedures did not constitute an examination in accordance with generally accepted auditing standards, of the financial statements of First Georgia, as follows:

(a)          read the unaudited balance sheets, statements of income, statements of cash flows and statements of comprehensive income of First Georgia from September 30, 2002 through the date of the most recent monthly financial statements available in the ordinary course of business;

(b)          read the minutes of the meetings of shareholders and Board of Directors of First Georgia from September 30, 2002 to said date not more than five (5) business days prior to the Closing Date; and

(c)          consulted with certain officers and employees of First Georgia responsible for financial and accounting matters and, based on such procedures, nothing has come to their attention which would cause them to believe that:

(i)          such unaudited interim balance sheets and statements of income are not fairly presented in conformity with generally accepted accounting principles applied on a basis consistent with that of the 2002 First Georgia Financial Statements;

(ii)          as of said date not more than five (5) business days prior to the Closing Date, the shareholders’ equity, long-term debt, reserve for possible loan losses and total assets of First Georgia, in each case as compared with the amounts shown in the 2002 First Georgia Financial Statements, are not different except as set forth in such letter, or

(iii)          for the period from September 30, 2002 to said date not more than five (5) business days prior to the Closing Date, the net interest income, total and per-share amounts of consolidated income and net income of First Georgia, as compared with the corresponding portion of the preceding twelve (12) month period, are not different except as set forth in such letter.

7.9          Termination of Change in Control Agreement.  United shall have received evidence of the buyout and termination of that certain Change in Control Agreement, dated as of November 18, 2002, between First Georgia and Henry S. Bishop, in form and content satisfactory to United.

7.10          Settlement Agreement.  Henry S. Bishop shall have executed a settlement agreement, whereby he releases any and all claims against the parties hereto, in form and content satisfactory to United.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF FIRST GEORGIA

All of the obligations of First Georgia under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by it:

8.1          Veracity of Representations and Warranties.  The representations and warranties of United contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except as a result of changes or events expressly permitted or contemplated herein.

8.2          Performance of Agreements.  United shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

8.3          Certificates, Resolutions, Opinion.  United shall have delivered to First Georgia:

(a)          a certificate executed by the President and Secretary of United, dated the Closing Date, certifying in such detail as First Georgia may reasonably request to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof;

(b)          duly adopted resolutions of the board of directors of United, certified by the Secretary thereof, dated the Closing Date, (i) authorizing and approving the execution of this Agreement and the Merger Agreement on behalf of United, and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (ii) authorizing all other necessary and proper corporate actions to enable United to comply with the terms hereof and thereof;

(c)          a certificate of the valid existence of United, under the laws of the State of Georgia executed by the Secretary of State of the State of Georgia, dated not more than five (5) business days prior to the Closing Date;

(d)          certificates from the appropriate public officials of the State of Georgia, dated not more than five (5) business days prior to the Closing Date, certifying that United has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due; and

(e)          an opinion of Kilpatrick Stockton LLP, counsel for United, dated the Closing Date, in the form attached hereto as Exhibit E.

8.4          Shareholder Approval.  The Merger Agreement shall have been approved by the vote of the holders of at least a majority of First Georgia Stock.

8.5          Regulatory Approvals.  Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to the Federal Reserve, the Georgia Department and the FDIC shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

8.6          Effective Registration Statement.  The United Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

8.7          Tax Opinion.  First Georgia shall have received from Kilpatrick Stockton LLP its opinion, in form and substance reasonably satisfactory to First Georgia, to the effect that:

(a)         The Merger and the issuance of shares of United Stock in connection therewith, as described herein and in the Merger Agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code;

(b)         No gain or loss will be recognized by holders of First Georgia Stock upon the exchange of such stock solely for United Stock as a result of the Merger;

(c)         Gain or loss will be recognized pursuant to Section 302 of the Code by holders of First Georgia Stock upon their receipt of cash, including cash (i) as a result of the cash payment, (ii) in lieu of fractional shares of United Stock, and (iii) upon their exercise of dissenters’ rights;

(d)         No gain or loss will be recognized by First Georgia as a result of the Merger;

(e)         The aggregate tax basis of United Stock received by shareholders of First Georgia pursuant to the Merger will be the same as the tax basis of the shares of First Georgia Stock exchanged therefor decreased by any portion of such tax basis allocated to fractional shares of United Stock that are treated as redeemed by United; and

(f)          The holding period of the shares of United Stock received by the shareholders of First Georgia will include the holding period of the shares of First Georgia Stock exchanged therefor, provided that the stock of First Georgia is held as a capital asset on the date of the consummation of the Merger.

8.8          Certificate of Merger.  The Secretary of State of the State of Georgia shall have issued a certificate of merger with regard to the Merger in accordance with the provisions of the Georgia Business Corporation Code, and with regard to the Bank Merger, in accordance with the provisions of the Financial Institutions Code of Georgia.

8.9          Settlement Agreement.  Henry S. Bishop shall have executed a settlement agreement, whereby he releases any and all claims against the parties hereto, in form and content satisfactory to United.

8.10          Termination of Change in Control Agreement.  United shall have received evidence of the buyout and termination of that certain Change in Control Agreement, dated as of November 18, 2002, between First Georgia and Henry S. Bishop, in form and content satisfactory to United.

8.11            Fairness Opinion.  First Georgia has received an opinion from The Carson Medlin Company that the consideration to be received by the First Georgia shareholders in connection with the Merger is fair from a financial point of view, which opinion shall have been updated and reconfirmed within five (5) business days prior to the date of the mailing of the First Georgia Proxy Materials for the Special Meeting.

ARTICLE IX

WARRANTIES, NOTICES, ETC.

9.1          Warranties.  All statements contained in any certificate or other instrument delivered by or on behalf of First Georgia or United pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by them.  Unless the context otherwise requires, the representations and warranties required of First Georgia shall be required to be made, and shall be considered made, on behalf of First Georgia and First Georgia Bank, and the representations and warranties required of United shall be required to be made, and shall be considered made, on behalf of United and its subsidiaries.

9.2          Survival of Representations.  All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that the following shall survive consummation of the Merger and the transactions contemplated hereby:

(a)          the opinions of counsel referred to in Sections 7.3(e) and 8.3(e) of this Agreement;

(b)          any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto; and

(c)          the covenant with respect to the confidentiality of certain information contained in Section 3.5 hereof.

9.3          Notices.  All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient thereof at its address or facsimile number set out below.  Any such notice or communication shall be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy thereof to the recipient in accordance with this Section 9.3 on the date of such facsimile), or five (5) days after mailing (if given or made by mail), and in proving same it shall be sufficient to show that the envelope containing the same was delivered to the delivery service and duly addressed, or that receipt of a facsimile was confirmed by the recipient as provided above.  Either party may change the address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

(a)	To First Georgia:	First Georgia Holding, Inc. 1703 Gloucester Street Brunswick, GA 31521 Attention: Henry S. Bishop Chairman and President Facsimile: (912) 264-2448
	With copies to:	James A. Bishop P.O. Box 2257 Brunswick, GA 31521-1396 Facsimile: (912) 264-5859
Powell, Goldstein, Frazer & Murphy LLP 191 Peachtree Street, N.E. Atlanta, GA 30303 Attention: Walter G. Moeling, IV Facsimile: (404) 572-6999
(b)	To United:	United Community Banks, Inc. P.O. Box 398 Blairsville, GA 30512 Attention: Jimmy C. Tallent President Facsimile: (706) 745-1335
	With copies to:	Kilpatrick Stockton LLP Suite 2800 1100 Peachtree Street Atlanta, GA 30309-4530 Attention: Richard R. Cheatham Facsimile: (404) 815-6555

9.4          Entire Agreement.  This Agreement and the Merger Agreement supersede all prior discussions and agreements between First Georgia and United with respect to the Merger and the other matters contained herein and therein, and this Agreement and the Merger Agreement contain the sole and entire agreement between First Georgia and United with respect to the transactions contemplated herein and therein.

9.5          Waiver; Amendment.  Prior to or on the Closing Date, United shall have the right to waive any default in the performance of any term of this Agreement by First Georgia, to waive or extend the time for the fulfillment by First Georgia of any or all of First Georgia’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of United under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.  Prior to or on the Closing Date, First Georgia shall have the right to waive any default in the performance of any term of this Agreement by United, to waive or extend the time for the fulfillment by United of any or all of United’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First Georgia under this  Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.  This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Sections 7.5 and 8.5 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval.

ARTICLE X

TERMINATION

This Agreement may be terminated at any time prior to or on the Closing Date upon written notice to the other party as follows, and, upon any such termination of this Agreement, neither party hereto shall have any liability to the other except as provided in Section 10.9 and except that the provisions of Section 3.5 hereof shall survive the termination of this Agreement for any reason.

10.1          Material Adverse Change.

(a)          By United, if, after the date hereof, a material adverse change in the financial condition or business of First Georgia shall have occurred which change would reasonably be expected to have a material adverse affect on the market price of First Georgia Stock, or if First Georgia shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

(b)          By First Georgia, if, after the date hereof, a material adverse change in the financial condition or business of United shall have occurred which change would reasonably be expected to have a material adverse affect on the market price of United Stock, or if United shall have suffered a material loss or damage to any its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

10.2          Noncompliance.

(a)          By United, if the terms, covenants or conditions of this Agreement to be complied with or performed by First Georgia before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by United.

(b)          By First Georgia, if the terms, covenants or conditions of this Agreement to be complied with or performed by United before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by First Georgia.

10.3          Failure to Disclose.

(a)          By United, if it learns of any fact or condition not disclosed in this Agreement, the First Georgia Disclosure Memorandum, or the 2002 First Georgia Financial Statements, which was required to be disclosed by First Georgia pursuant to the provisions of this Agreement with respect to the business, properties, assets or earnings of First Georgia which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

(b)          By First Georgia, if it learns of any fact or condition not disclosed in this Agreement or the 2002 United Financial Statements, which was required to be disclosed by United pursuant to the provisions of this Agreement at or prior to the date of execution hereof with respect to the business, properties, assets or earnings of United which materially and adversely affect such business, properties, assets or earnings or the ownership, value or continuance thereof.

10.4          Adverse Proceedings.  By either party, if any action, suit or proceeding shall have been instituted or threatened against either party to this Agreement to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated herein, which, in the good faith opinion of First Georgia or United makes consummation of the transactions herein contemplated inadvisable.

10.5          Termination Date.  By either party, if the Closing Date shall not have occurred on or before June 30, 2003.

10.6          Dissenters.  By United, if the holders of more than five percent (5%) shares of the outstanding First Georgia Stock elect to exercise their statutory right to dissent from the Merger and demand payment in cash for the “fair value” of their shares.

10.7          Shareholders Vote.  By either party, if the Merger Agreement is not approved by the vote of the holders of First Georgia Stock as required by applicable law.

10.8          Environmental Liability of First Georgia.  By United, if it learns of any potential liability of First Georgia arising from noncompliance with any federal, state or local environmental law by First Georgia, or any potential liability of First Georgia arising from any environmental condition of the properties or assets of First Georgia, including any properties or assets in which First Georgia holds a security interest, which would have a material adverse effect on the financial condition of First Georgia or its ability to conduct it business.

10.9            Termination Fee.  (a)  If either party terminates this Agreement pursuant to Section 10.7 or if First Georgia terminates this Agreement, or otherwise causes the Merger to not occur, while a Competing Offer (as defined in (b) below) is outstanding or after such an offer has been accepted, then in such case, First Georgia shall pay, or cause to be paid to United, at the time of the termination or the act or inaction by First Georgia that otherwise causes the Merger to not occur, an amount equal to $1.5 million (the “Termination Fee”) plus an amount equal to the United Expenses.

(b)            “Competing Offer” means any inquiry, proposal or offer, whether in writing or otherwise, from anyone other than United to acquire beneficial ownership (as determined under Rule 13d-3 of the Exchange Act) of all or a material portion of the assets of First Georgia or any of its subsidiaries or 15% or more of any class of equity securities of First Georgia or any of its subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either First Georgia or any of its subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such party to acquire beneficial ownership of any material portion of the assets of, or 15% or more of the equity interest in either First Georgia of any of its subsidiaries.

ARTICLE XI

COUNTERPARTS, HEADINGS, ETC.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.  A pronoun in one gender includes and applies to the other genders as well.

ARTICLE XII

BINDING EFFECT

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other.

ARTICLE XIII

GOVERNING LAW

The validity and effect of this Agreement and the Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, First Georgia and United have caused this Agreement to be executed by their respective duly authorized corporate officers and their respective corporate seals to be affixed hereto as of the day and year first above written.

(CORPORATE SEAL) ATTEST: /s/ G. F. Coolidge, III Secretary	FIRST GEORGIA HOLDING, INC. By: /s/ Henry S. Bishop Henry S. Bishop Chairman and President

(CORPORATE SEAL) ATTEST: /s/ Thomas C. Gilliland Secretary	UNITED COMMUNITY BANKS, INC. By: /s/ Jimmy C. Tallent Jimmy C. Tallent President and Chief Executive Officer

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of this _____ day of ______________, 2003, by and between UNITED COMMUNITY BANKS, INC., a Georgia corporation (“United”) and FIRST GEORGIA HOLDING, INC., a Georgia corporation (“First Georgia”, and together with United, the “Constituent Corporations”).

R E C I T A L S:

WHEREAS, the authorized capital stock of United consists of 50,000,000 shares of Common Stock, $1.00 par value per share (the “United Stock”), of which 21,263,272 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, $1.00 par value per share, of which 172,600 shares are issued and outstanding; and

WHEREAS, the authorized capital stock of First Georgia consists of 10,000,000 shares of Common Stock, $1.00 par value per share, of which 7,751,712 shares are issued and outstanding, and no shares are subject to currently outstanding options (the “First Georgia Stock”); and

WHEREAS, the respective Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of each such corporation and its shareholders that First Georgia merge with and into United, with United being the surviving corporation; and

WHEREAS, the respective Boards of Directors of the Constituent Corporations, by resolutions duly adopted, have unanimously approved and adopted this Agreement, and the Board of Directors of First Georgia, by resolution duly adopted, has directed that this Agreement be submitted to the shareholders of First Georgia for their approval; and

WHEREAS, United has agreed to issue shares of United Stock which shareholders of First Georgia will be entitled to receive, according to the terms and conditions contained herein, on or after the Effective Date (as defined herein) of the merger provided for herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto have agreed and do hereby agree, as follows:

1.            MERGER.

Pursuant to and with the effects provided in the applicable provisions of Article 11 of the Georgia Business Corporation Code, as amended (Chapter 2 of Title 14 of the Official Code of Georgia), First Georgia (hereinafter sometimes referred to as the “Merged Corporation”) shall be merged with and into United (the “Merger”).  United shall be the surviving corporation

Exhibit A - Page 1

 (the “Surviving Corporation”) and shall continue under the name “United Community Banks, Inc.”  On the Effective Date (as defined herein) of the Merger, the individual existence of the Merged Corporation shall cease and terminate.

2.            ACTIONS TO BE TAKEN.

The acts and things required to be done by the Georgia Business Corporation Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Merged Corporation and the filing of the certificate of merger in Georgia, relating hereto in the manner provided in said laws, shall be attended to and done by the proper officers of the Constituent Corporations with the assistance of counsel as soon as practicable.

3.            EFFECTIVE DATE.

The Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Corporation and the filing of the certificate of merger in Georgia, relating hereto in the manner provided in the Georgia Business Corporation Code (the “Effective Date”).

4.           ARTICLES OF INCORPORATION AND BYLAWS OF THE
                             SURVIVING CORPORATION.

(a)            The Articles of Incorporation of United, as heretofore amended, shall on the Effective Date be the Articles of Incorporation of the Surviving Corporation.

(b)            Until altered, amended or repealed, as therein provided, the Bylaws of United as in effect on the Effective Date shall be the Bylaws of the Surviving Corporation.

5.           MANNER AND BASIS OF CONVERTING SHARES OF CAPITAL
                             STOCK; CAPITAL STRUCTURE OF THE SURVIVING
                            CORPORATION.

The manner and basis of converting the shares of capital stock of each of the Constituent Corporations into shares of the Surviving Corporation shall be as follows:

(a)            In the Merger, the holders of First Georgia Stock shall receive, in exchange for their shares of First Georgia Stock, shares of United Stock and cash, and each share of First Georgia Stock outstanding immediately prior to the Effective Date shall, by virtue of the Merger, be converted upon the Effective Date into fully paid and nonassessable shares of United Stock and cash as follows, subject to any adjustments occurring after the date hereof as contemplated by Section 5(c) below:

(1)          0.1519 shares of United Stock for each outstanding share of First Georgia Stock; and

(2)          $1.65 in cash, without interest, per share of First Georgia Stock.

Exhibit A - Page 2

(b)            If either party should change the number of its outstanding shares as a result of a stock split, stock dividend, or similar recapitalization with respect to such shares prior to the Effective Date then the shares to be issued hereunder to holders of First Georgia Stock shall be proportionately adjusted.

(c)            No scrip or fractional share certificates of United Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest.  In lieu of any fractional interest, there shall be paid in cash, without interest, an amount (computed to the nearest cent) equal to such fraction multiplied by $25.35.

(d)            Upon the Effective Date, all rights with respect to First Georgia Stock pursuant to stock options (the “First Georgia Stock Options”) granted by First Georgia which are outstanding at the Effective Date, whether or not exercisable, shall be converted into and become rights with respect to United Stock, and United shall assume each First Georgia Stock Option in accordance with the terms of the stock option plan and the stock option agreement by which it is evidenced.  From and after the Effective Date, (i) each First Georgia Stock Option assumed by United may be exercised solely for shares of United Stock, (ii) the number of shares of United Stock subject to such First Georgia Stock Option shall be equal to the product of the number of shares of First Georgia Stock subject to such First Georgia Stock Option immediately prior to the Effective Date multiplied by 0.1519, and (iii) the per share exercise price under each such First Georgia Stock Option shall be adjusted by dividing the per share exercise price by 0.1519 and rounding down to the nearest cent.

(e)            As soon as practicable after the Effective Date, each holder as of the Effective Date of any of the shares of First Georgia Stock to be converted by such holder as above provided, upon presentation and surrender of the certificates representing such shares to United, shall be entitled to receive in exchange therefor a certificate representing the number of shares of United Stock and cash, to which such shareholder shall be entitled according to the terms of this Agreement.  Until such surrender, each such outstanding certificate which prior to the Effective Date represented First Georgia Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of United Stock into which the same shall have been converted by such holder as above provided, the right to receive cash by such holder as above provided, and the right to receive payment for fractional shares.

(f)            Upon the Effective Date, each share of United Stock issued and outstanding immediately prior to the Effective Date shall continue unchanged and shall continue to evidence a share of common stock of the Surviving Corporation.

6.            TERMINATION OF SEPARATE EXISTENCE.

Upon the Effective Date, the separate existence of the Merged Corporation shall cease and the Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the

Exhibit A - Page 3

Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger.  The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Constituent Corporations may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

7.            FURTHER ASSIGNMENTS.

If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of the Merged Corporation, the proper officers and directors of the Merged Corporation shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

8.            CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER.

This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Effective Date of each of the following conditions:

(a)            Approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding voting shares of First Georgia Stock; and

(b)            All the terms, covenants, agreements, obligations and conditions of the Agreement and Plan of Reorganization (the “Acquisition Agreement”) of even date herewith by and between First Georgia and United to be complied with, satisfied and performed on or prior to the Closing Date (as defined therein), shall have been complied with, satisfied and performed in all material respects unless accomplishment of such covenants, agreements, obligations and conditions has been waived by the party benefited thereby.

9.            TERMINATION.

This Agreement may be terminated and the Merger abandoned in accordance with the terms of the Acquisition Agreement, at any time before or after adoption of this Agreement by the directors of either of the Constituent Corporations, notwithstanding favorable action on the Merger by the shareholders of the Merged Corporation, but not later than the issuance of the certificate of merger by the Secretary of State of Georgia with respect to the Merger in accordance with the provisions of the Georgia Business Corporation Code.

10.            COUNTERPARTS; TITLE; HEADINGS.

Exhibit A - Page 4

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

            11.            AMENDMENTS; ADDITIONAL AGREEMENTS.

At any time before or after approval and adoption by the shareholders of First Georgia, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Corporations to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of First Georgia Stock shall be converted in the Merger pursuant to Section 5 hereof.

IN WITNESS WHEREOF, the Constituent Corporations have each caused this Agreement to be executed on their respective behalfs and their respective corporate seals to be affixed hereto as of the day and year first above written.

(CORPORATE SEAL) ATTEST: __________________________________ Secretary	UNITED COMMUNITY BANKS, INC. By:__________________________________ Jimmy C. Tallent President and Chief Executive Officer

(CORPORATE SEAL) ATTEST: __________________________________ Secretary	FIRST GEORGIA HOLDING, INC. By:__________________________________ Henry S. Bishop Chairman and President

Exhibit A - Page 5

EXHIBIT B

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of this ___ day of ___________ 2003, by and between United Community Bank, a Georgia bank (“UCB Georgia”), and First Georgia Bank, a Georgia bank (“First Georgia Bank”, and together with United, the “Constituent Banks”).

R E C I T A L S:

WHEREAS, the authorized capital stock of First Georgia Bank consists of 1,000,000 shares of common stock, $5.00 par value per share, of which 879,436 shares are issued and outstanding (the “First Georgia Bank Stock”); and

WHEREAS, the authorized capital stock of UCB Georgia consists of 100,000 shares of common stock, $10.00 par value per share, of which 85,000 shares are issued and outstanding (the “United Stock”); and

WHEREAS, the respective Boards of Directors of the Constituent Banks deem it advisable and in the best interests of each such bank and its shareholders that First Georgia Bank merge with UCB Georgia, with UCB Georgia being the surviving bank; and

WHEREAS, the respective Boards of Directors of the Constituent Banks, by resolutions duly adopted, have unanimously approved and adopted this Agreement and directed that it be submitted to the sole shareholder of each of First Georgia Bank and UCB Georgia for their approval;

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto have agreed and do hereby agree, as follows:

1.            MERGER.

Pursuant to and with the effects provided in the applicable provisions of Article 2 of the Financial Institutions Code of Georgia, Chapter 1 of Title 7 of the Official Code of Georgia (the “Code”), First Georgia Bank (hereinafter sometimes referred to as the “Merged Bank”) shall be merged with and into UCB Georgia (the “Merger”).  UCB Georgia shall be the surviving bank (the “Surviving Bank”) and shall continue under the name “United Community Bank.”.  On the Effective Date (as defined herein) of the Merger, the individual existence of the Merged Bank shall cease and terminate.

Exhibit B - Page 1

2.            ACTIONS TO BE TAKEN.

The acts and things required to be done by the Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Constituent Banks and the filing of the articles of merger relating hereto in the manner provided in said Code, shall be attended to and done by the proper officers of the Constituent Banks with the assistance of counsel as soon as practicable.

3.            EFFECTIVE DATE.

The Merger shall be effective upon the approval of this Agreement by the shareholder of the Merged Bank and the filing of the articles of merger relating hereto in the manner provided in the Code (the “Effective Date”).

4.            ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING BANK.

(a)	The Articles of Incorporation of UCB Georgia, as heretofore amended, as in effect on the Effective Date shall be the Articles of Incorporation of the Surviving Bank.
(b)	Until altered, amended or repealed, as therein provided, the Bylaws of UCB Georgia as in effect on the Effective Date shall be the Bylaws of the Surviving Bank.

5.            DIRECTORS.

Upon the Merger contemplated herein becoming effective, the directors of the Surviving Bank shall be the individuals set forth on Attachment 1 hereto.  Said persons shall hold office until the next annual meeting of the shareholder of the Surviving Bank and until their successors are elected in accordance with the Bylaws of the Surviving Bank.  If on the Effective Date any vacancy shall exist on the Board of Directors of the Surviving Bank, such vacancy shall be filled in the manner specified in the Bylaws of the Surviving Bank.

6.            CANCELLATION OF SHARES OF MERGED BANK; CAPITAL STRUCTURE OF THE SURVIVING BANK.

(a)	Upon the Effective Date, each share of First Georgia Bank Stock outstanding on the Effective Date shall be cancelled.
(b)	Upon the Effective Date, each share of the Surviving Bank issued and outstanding immediately prior to the Effective Date shall remain outstanding.

7.            TERMINATION OF SEPARATE EXISTENCE.

Upon the Effective Date, the separate existence of the Merged Bank shall cease and the Surviving Bank shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Banks; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action,

Exhibit B - Page 2

and all and every other interest of or belonging to or due to each of the Constituent Banks shall be taken and deemed to be transferred to and vested in the Surviving Bank without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Banks shall not revert or be in any way impaired by reason of the Merger.  The Surviving Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Banks; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Banks may be prosecuted as if the Merger had not taken place, or the Surviving Bank may be substituted in its place, and any judgment rendered against either of the Constituent Banks may thenceforth be enforced against the Surviving Bank; and neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Merger.

8.            FURTHER ASSIGNMENTS.

If at any time the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said bank, according to the terms hereof, the title to any property or rights of the Merged Bank, the proper officers and directors of the Merged Bank shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Bank, and otherwise to carry out the purposes of this Agreement.

9.            CONDITION PRECEDENT TO CONSUMMATION OF THE MERGER.

This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Effective Date of approval of this Agreement by the affirmative vote of the sole shareholders of each of UCB Georgia and First Georgia Bank.

10.            TERMINATION.

This Agreement may be terminated and the Merger abandoned at any time before or after adoption of this Agreement by the directors of either of the Constituent Banks, notwithstanding favorable action on the Merger by the shareholders of the Merged Bank, but not later than the issuance of the certificate of merger by the Secretary of State of Georgia with respect to the Merger in accordance with the provisions of the Code.

11.            COUNTERPARTS; TITLE; HEADINGS.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

12.            AMENDMENTS; ADDITIONAL AGREEMENTS.

At any time before or after approval and adoption by the shareholder of First Georgia Bank, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of

Exhibit B - Page 3

Directors of the Constituent Banks to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of First Georgia Bank Stock shall be converted in the Merger pursuant to Section 6 hereof.

IN WITNESS WHEREOF, the Constituent Banks have each caused this Agreement to be executed on their respective behalfs and their respective bank seals to be affixed hereto as of the day and year first above written.

(BANK SEAL) ATTEST: Secretary	UNITED COMMUNITY BANK By: Name: Title:

(BANK SEAL) ATTEST: Secretary	FIRST GEORGIA BANK By: Name: Title:

Exhibit B - Page 4

ATTACHMENT 1

DIRECTORS

Billy M. Decker
Dr. G. David Gowder, III
Robert L. Head, Jr.
Charles E. Hill
Jack C. Lance, Sr.
W.C. Nelson, Jr.
Paul B. Owenby
Jimmy C. Tallent
Andrew M. Williams, III

Exhibit B - Attachment 1

EXHIBIT C

United Community Banks, Inc.

P.O. Box 398

Blairsville, GA  30512

Gentlemen:

In connection with the proposed merger (the “Merger”) of First Georgia Holding, Inc. (“First Georgia”) with and into United Community Banks, Inc. (“United”), pursuant to the Agreement and Plan of Reorganization of even date herewith among United and First Georgia (the “Acquisition Agreement”), the undersigned hereby covenants, represents and warrants as follows:

            1.            Recommendation for Merger and Voting of First Georgia Stock.  The undersigned agrees to recommend to all holders of the capital stock of First Georgia (“First Georgia Stock”) that they vote in favor of the Merger.  In addition, the undersigned agrees to vote any and all shares of First Georgia Stock owned or controlled by him in favor of the Merger.

            2.            Compliance with Securities Laws.  The undersigned acknowledges that he will be subject to the restrictions on resales contained in Rule 145 of the Rules and Regulations of the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, and agrees to sell, transfer or otherwise dispose of any shares of capital stock of United (“United Stock”) received by him pursuant to the Merger only in compliance with the provisions of such Act and Rule.  The undersigned acknowledges that United is not under any obligation to file a registration statement with the SEC covering the disposition of the undersigned’s shares of United Stock to be received pursuant to the Merger.

            3.            Restrictive Legend.  The undersigned agrees that the certificates representing shares of United Stock to be issued to the undersigned pursuant to the Merger will be stamped or otherwise imprinted with a legend in substantially the following form:

The shares represented by this certificate may not be sold, transferred or otherwise disposed of except in a transaction covered by an effective registration statement under the Securities Act of 1933, as amended, or in accordance with Rule 145 promulgated thereunder, or in accordance with a legal opinion satisfactory to the Company that such sale or transfer is otherwise exempt from the requirements of such Act.

Sincerely,

[Director or Executive Officer]

Exhibit C - Page 1

EXHIBIT D

(1)            First Georgia was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Georgia.  First Georgia Bank was duly organized as a banking corporation, and is existing and in good standing, under the laws of the State of Georgia.

(2)            First Georgia has the corporate power to execute and deliver the Agreement and Plan of Reorganization Agreement (the “Acquisition Agreement”) and the Agreement and Plan of Merger Agreement (the “Merger Agreement”), to perform its obligations thereunder, to own and use its assets and to conduct its business.

(3)            First Georgia has duly authorized the execution and delivery of the Acquisition Agreement and the Merger Agreement and all performance by First Georgia thereunder, and has duly executed and delivered the Acquisition Agreement and the Merger Agreement.

(4)            No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for First Georgia’s execution and delivery of the Acquisition Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

(5)            The Acquisition Agreement and the Merger Agreement are enforceable against First Georgia.

(6)            The authorized capital stock of First Georgia consists of 10,000,000 shares of common stock, $1.00 par value per share, of which 7,751,712 shares are issued and outstanding and 305,000 shares are reserved for issuance upon exercise of outstanding options.  The authorized capital stock of First Georgia Bank consists of 1,000,000 shares of common stock, $5.00 par value per share, of which 879,436 shares are issued and outstanding.  All of the issued and outstanding capital stock of First Georgia and First Georgia Bank has been duly authorized and validly issued and is fully paid and non-assessable and, to such counsel’s knowledge, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements providing for the purchase or issuance of any authorized but unissued shares of such capital stock.

Exhibit D - Page 1

EXHIBIT E

(1)            United was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Georgia.

(2)            United has the corporate power to execute and deliver the Agreement and Plan of Reorganization (the “Acquisition Agreement”) and the Agreement and Plan of Merger (the “Merger Agreement”) to perform its obligations thereunder, to own and use its Assets and to conduct its business.

(3)            United has duly authorized the execution and delivery of the Acquisition Agreement and the Merger Agreement and all performance by United thereunder, and has duly executed and delivered the Acquisition Agreement and Merger Agreement:

(4)            No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for United’s execution and delivery of the Acquisition Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

(5)            The Acquisition Agreement and the Merger Agreement are enforceable against United.

(6)            The shares of United Stock to be issued upon consummation of the Merger have been duly authorized and upon issuance as contemplated in the Merger Agreement, will be validly issued, fully paid and non-assessable.

Exhibit E - Page 1